Exhibit 99.1

New York | Andrew Gully / Lauren Gioia Park | Andrew.Gully@Sothebys.com | Lauren.Gioia@Sothebys.com | +1 212 606 7176

SOTHEBY’S ANNOUNCES RESIGNATION OF ALLEN QUESTROM FROM THE BOARD OF DIRECTORS

NEW YORK (June 24, 2014) - Sotheby’s (BID) today filed the following disclosure that Allen Questrom has resigned from the Board of Directors:

“On June 18, 2014, Sotheby’s (the "Company") received notice from Allen Questrom of his decision to resign from the Company’s Board of Directors. The resignation of Mr. Questrom is not due to any disagreement with Sotheby's and is effective as of June 20, 2014. Prior to his resignation, Mr. Questrom had served on Sotheby's Audit Committee and Nominating and Corporate Governance Committee.”

Mr. Questrom has served on the Sotheby’s Board since December, 2004.

Bill Ruprecht, Chairman, President and Chief Executive Officer, said, “Sotheby’s owes Allen a great debt of gratitude for nearly a decade of service. His was a strong voice for shareholders and our business and we wish him well in all his future endeavors.”

Mr. Questrom said, “Sotheby’s is a stand out brand. I very much enjoyed working with Bill Ruprecht and the management team, as well as the interaction with my fellow Board members.

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BIDnow program allows visitors to view all auctions live online and place bids from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, and two retail businesses, Sotheby’s Diamonds and Sotheby's Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

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